Exhibit 23.1

M a r c u m  &  K l i e g m a n  L L P

Certified Public Accountants & Consultants

A Limited Liability Partnership Consisting of Professional Corporations

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the use in this Registration Statement of Games, Inc. on Form SB-2/A (No. 333-116713) our report dated September 15, 2004, relating to Games, Inc. financial statements, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in the Prospectus, which is a part of such Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ Marcum & Kliegman LLP

New York, NY

April 5, 2005